Exhibit 99.1

STONEMOR PARTNER L.P.

ANNOUNCES CASH TENDER OFFER FOR ANY AND ALL

OF ITS OUTSTANDING 10.25% SENIOR NOTES DUE 2017

LEVITTOWN, PA, May 13, 2013 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor”) announced today that its wholly owned subsidiaries, StoneMor Operating LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holding of Maryland Subsidiary, Inc. (together, the “Issuers”) have commenced a cash tender offer (the “Offer”) to purchase any and all of their outstanding $150,000,000 aggregate principal amount of 10.25% senior notes due 2017 (the “2017 Senior Notes”). In connection with the Offer, the Issuers are soliciting consents (“Consent Solicitation”) to proposed amendments that would shorten to three business days the minimum notice period for optional redemptions and would eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the indenture governing the 2017 Senior Notes (the “Indenture”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on June 10, 2013, unless extended (“Expiration Time”). Holders who validly tender their 2017 Senior Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on May 24, 2013, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (defined below). The Offer contemplates an early settlement option, so that holders whose 2017 Senior Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as May 28, 2013. Tenders of 2017 Senior Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Deadline (defined below). Holders who validly tender their 2017 Senior Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive the Tender Offer Consideration (defined below) on the final settlement date, which is expected to be June 11, 2013.

The Total Consideration for each $1,000 principal amount of 2017 Senior Notes validly tendered and not validly withdrawn prior to the Withdrawal Deadline is $1,100.11, which includes a consent payment of $30.00 per $1,000 principal amount of 2017 Senior Notes. Holders tendering after the Consent Expiration will be eligible to receive only the Tender Offer Consideration, which is $1,070.11 for each $1,000 principal amount of 2017 Senior Notes, and does not include a consent payment. Holders whose 2017 Senior Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2017 Senior Notes up to, but not including, the applicable payment date.

In connection with the Offer, the Issuers are soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their 2017 Senior Notes without delivering consents or deliver consents without tendering their 2017 Senior Notes. No consent payments will be made in respect of 2017 Senior Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in principal amount of the outstanding 2017 Senior Notes, the Issuers will execute a supplemental indenture to amend the Indenture to shorten to three business days the minimum notice period for optional redemptions and to eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the Indenture. The supplemental indenture will be effective at that time, but it will not become operative until the Issuers have purchased a majority in principal amount of the outstanding 2017 Senior Notes.

Tendered 2017 Senior Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on May 24, 2013, unless extended (the “Withdrawal Deadline”), but generally not afterwards, unless required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding 2017 Senior Notes, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of the capital markets debt financing announced today raising proceeds sufficient to fund the Offer, and (4) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated May 13, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing stonemor@dfking.com.

The Issuers have also retained BofA Merrill Lynch as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to BofA Merrill Lynch at (980) 387-3907 (collect) and (888) 292-0070 (US toll-free).

None of the Issuers, their respective boards of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2017 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2017 Senior Notes in the Offer or as to whether they should furnish or withhold the requested consent in the Consent Solicitation.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 13, 2013. The Offer is not being made to holders of 2017 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect StoneMor’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. StoneMor undertakes no obligation to update any forward-looking statements contained herein.

SOURCE: StoneMor Partners L.P.